CONSENT OF ERIC OLIN

I consent to the inclusion in this registration statement on Form S-3 of NovaCopper Inc., as amended, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” effective February 1, 2012.

DATED:	March 11, 2013

/s/ Eric Olin
Name: Eric Olin